ASSOCIATED BANC-CORP 433 Main Street Green Bay, Wisconsin 54301 May 31, 2022 Mr. Bryan Carson Dear Bryan: I am pleased to offer you employment with Associated Banc-Corp (the “Company”) pursuant to the terms set forth in this letter agreement (the “Agreement”) and conditioned as set forth herein. 1. The following outlines the general terms of our offer: Position/Duties: Your position will be Executive Vice President, Chief Product & Marketing Officer (the “CPMO”) of the Company and its subsidiaries (“Associated”). You will report directly to the President and Chief Executive Officer (“CEO”), Andy Harmening with duties assigned by the CEO and the Board of Directors of the Company (the “Board”) consistent with your title and your role with the Company. Start Date: We would like you to commence your employment with Associated as soon as possible. You agree to provide your current employer with notice as soon as possible but no later than the next business day after acceptance of this offer. As time is of the essence for Associated, you agree to commence your employment with Associated no later than September 6 (the date you begin employment with Associated is your “Start Date”). If you are unable to begin employment with Associated by the Start Date, the offer of employment shall be revoked, and this Agreement shall be deemed null and void. Base Salary: Your annualized base salary (“Base Salary”) for 2022 will be $440,000, to be earned and payable in accordance with Associated’s normal payroll cycles. The Compensation Committee of the Board (the “Compensation Committee”) will review your Base Salary annually and may adjust your Base Salary in future years. Annual Incentive: During each year of your employment, you will be eligible to earn an annual cash incentive, targeted at 65% of your Base Salary then in effect. For 2022, your annual incentive bonus will be prorated to 60% of target if your Start Date is on or before August 5. If your Start Date is after August 5 but not later than September 6, your 2022 bonus will be prorated to 50% of target. Your actual incentive will be calculated and based on the attainment of Associated’s and/or individual performance objectives as established each year under Associated’s Management Incentive Plan. The Compensation Committee may change your target annual incentive in future years. Long-term Incentive You will be eligible for an annual equity grant in 2023 with a grant date fair value (as determined under GAAP) equal to 70% of your then Base Salary. For 2023, equity grants will be made in the form of time vested restricted stock units (25% of the award, with vesting ratably annually over 4 years) and DocuSign Envelope ID: 3235E5F7-9E05-4F09-B13A-AD0F1B4140FF

2 performance vesting restricted stock units (75% of the award, with vesting over a 3-year performance period). Awards will be subject to, and governed by, Associated’s 2020 Incentive Compensation Plan. The Compensation Committee may change the mix, weighting, vesting and/or form of awards in the future. Sign-on Grant On your Start Date, the Company will grant you certain restricted stock units (the “Sign-on Grant”). The Sign-On Grant will have a value of $790,000. The Sign-on Grant will be in the form of time-based restricted stock and will vest ratably over 3 years. Awards will be subject to, and governed by, Associated’s 2020 Incentive Compensation Plan. The number of shares subject to the Sign- on Grant will be determined by dividing the value of the grant by the average of the closing prices of the Company’s stock for the ten trading days ending immediately prior to your Start Date. Benefits: During your employment, you will be eligible for Associated’s then-current employee benefits programs applicable to senior executives of Associated generally (including, 401(k) plan, our Retirement Account Plan, Supplemental Executive Retirement Plan, medical, dental, and vacation or paid time-off policies or programs), subject to all plan terms and eligibility requirements. Any benefits for which you may be eligible will be more fully described in the applicable plan summaries and related documents. Associated reserves the right to change, discontinue or amend its benefit programs and policies at any time. Associated will reimburse you for up to $150,000 of reasonable expenses incurred by you in relocating to Wisconsin (including moving, temporary housing and other expenses incurred with selling your home in Ohio) Such reimbursements will require appropriate documentation under Associated’s expense reimbursement policies. Sign-on Bonus As part of your offer of employment, Associated Bank will pay a $150,000 signing bonus to you within the first 30 days of employment. In the event you voluntarily leave the company for any reason before completing one year of service, the signing bonus must be repaid per the following pro-rated schedule. Months of Employment Pro-rated Schedule 1 to 3 100% 4 to 6 75% 7 to 9 50% 10 to 12 25% At-Will Employment: Your employment at Associated is “at will.” This means that you may resign from Associated at any time for any reason and Associated has the right to terminate your employment relationship with or without cause at any time. DocuSign Envelope ID: 3235E5F7-9E05-4F09-B13A-AD0F1B4140FF

3 Change of Control: Neither this Agreement nor any other communication, written or oral, should be construed as a contract of employment for any particular duration. You will be eligible for our standard form of Change in Control Agreement at the Executive Leadership Team level (two times level). 2. You represent that your acceptance of employment with Associated, and the performance of your duties for Associated, does not and will not constitute a breach of or conflict with any agreement or covenant you may have with any current or former employer, including an agreement to keep in confidence any proprietary information of another entity that has been acquired by you in confidence or in trust. 3. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Wisconsin, without reference to the principles of conflicts of law or choice of law of the State of Wisconsin, or any other jurisdiction, and where applicable, the laws of the United States. 4. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. 5. By signing below, you acknowledge and agree to the terms of our offer and the terms this Agreement. 6. This Agreement, the Change in Control Agreement, and the grant agreement reflecting your Sign-On Grant (to be consistent with the provisions of this Agreement), are intended to be the final expression of our agreements with respect to the subject matter hereof and supersede, cancel and annul all prior understandings and agreements, whether written or oral. To the extent that the terms of the Sign-On Grant agreement are inconsistent with the provisions of this Agreement, this Agreement shall control. 7. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by .pdf, .jpeg, or other electronic means will be accepted as an original. Signature page follows. DocuSign Envelope ID: 3235E5F7-9E05-4F09-B13A-AD0F1B4140FF

Please sign and date this Agreement in the space indicated and return it to my attention to evidence your understanding and acceptance of the terms set forth herein. Sincerely, ASSOCIATED BANC-CORP, INC. By: Andrew J. Harmening Its: President and Chief Executive Officer Agreed and Accepted: Bryan Carson Dated: DocuSign Envelope ID: 3235E5F7-9E05-4F09-B13A-AD0F1B4140FF 6/2/2022